ASSET SALE AND PURCHASE AGREEMENT

     THIS SALE AND PURCHASE AGREEMENT, ("AGREEMENT") entered into by and between FRONTEER MARKETING GROUP, INC., of P.O. Box 5542, Bismarck, North Dakota, 58502-5542, hereinafter called Seller, whether one or more, and CONTACT AMERICA, 7777 Girard Avenue, Suite 206, La Jolla, California, 92037, hereinafter called Buyer, whether one or more, on the 15th day of September, 1997.

     WITNESSETH:

     WHEREAS, Seller is the owner of the assets, inventory and personal property used in the business of a telemarketing firm known as Fronteer Marketing Group, Inc., located at Bismarck, Beulah, Halliday, and Flasher, North Dakota;

     WHEREAS, Seller desires to sell the assets, as provided for in this Agreement; and,

     WHEREAS, Buyer desires to purchase the assets, as provided for in this Agreement.

     NOW, THEREFORE, IT IS AGREED, as follows:

     1. ASSETS SOLD AND PURCHASED: Subject to the conditions herein, Buyer agrees to purchase and Seller agrees to sell, transfer and convey on the closing date, the assets, (hereinafter referred to as "purchased assets"), now owned and hereafter acquired by Seller prior to the closing:

          a. All inventory, equipment, computers, and software, including hardware and software purchased or to be purchased from Small Wonders, set forth in Exhibit "A" attached hereto and made a part hereof;

          b. All contracts, agreements, leases, tradenames, licenses, permits and consents except those which cannot be transferred to Buyer, and other authorizations for or used in connection with or relating to the operation of the business set forth in Exhibit "B" attached hereto and made a part hereof;

          c. All records and files relating to the business and operation of the business as the Buyer may reasonably require; however,

          d. The Seller retains the right to use the name Fronteer, and Buyer acquires no rights to use the name Fronteer through this asset sale.

     2. PURCHASE PRICE: The purchase price for the assets, property and rights so acquired shall be the sum of ONE HUNDRED FORTY ONE THOUSAND THREE HUNDRED AND FORTY FOUR and No/100 DOLLARS ($141,344.00) for the existing assets of Fronteer Marketing Group, Inc., and will also include the amount necessary for upgrades to existing equipment to bring that equipment to specifications required by the Buyer. The cost of the anticipated upgrades is not to exceed TWO HUNDRED EIGHTY THOUSAND and No/100 DOLLARS ($280,000.00). These upgrades will be purchased by the Seller and delivered to the Buyer at the closing date. The upgrades necessary to bring the equipment to the specifications of the Buyer shall be by the mutual consent of the parties. The entire purchase price shall be paid to the Seller in the following manner:

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

          a. The Buyer will execute a Promissory Note (attached hereto as Exhibit "C") in the amount of ONE HUNDRED FORTY ONE THOUSAND THREE HUNDRED AND FORTY FOUR and No/100 DOLLARS ($141,344.00) in favor of Fronteer Financial Holdings. This note shall not bear interest. Payments are to be made by the Buyer to Fronteer Financial Holdings in the amount of FIVE THOUSAND FORTY EIGHT and /No 100 DOLLARS ($5,048.00) per month, beginning with the first day of October, 1997, and continuing on the first day of each month for 27 consecutive months thereafter. The Seller is authorized to and hereby does relinquish all rights in the proceeds of this Note. The Seller assigns all of its rights in the proceeds of this Note to Fronteer Financial Holdings, The Seller and Fronteer Financial Holdings will indemnify and hold the Buyer harmless if there is any claims made against and/or loss suffered by the Buyer as a result of the assignment of the proceeds of this Note to Fronteer Financial Holdings. The Buyer shall have the right, in its sole discretion, to prepay this Note and/or in its discretion to pay off the existing lease at Wilton State Bank directly, without penalty or premium, at any time. Any payments made by the Buyer directly to Wilton State Bank shall reduce the amounts due under the promissory note. The Seller warrants that prepayment will be acceptable by Wilton State Bank and the Seller agrees to indemnify the Buyer for any penalty or premium assessed by Wilton State Bank for prepayment of the subject Lease.

          b. Fronteer Financial Holdings is obligated to forward monthly payments (in the amounts required by the lease) to Wilton State Batik to satisfy an existing lease of purchased equipment. The existing lease is identified as "Equipment Lease," dated February 14,1997, attached hereto as exhibit "D," and has an existing balance as of the closing date in the amount of approximately $141,344.00, with monthly payments in the amount of $5048.00. The existing lease encumbers the equipment listed in the "Description of Equipment" section of the lease. Default by Fronteer Financial Holdings, Inc., for more than sixty days in making the required payments to Wilton State Bank will relieve the Buyer of its obligation to make payments on the $141,344.00 Promissory Note to Fronteer Financial Holdings, Inc., and the Promissory Note shall be canceled and the Buyer shall have no further obligations under the said Note. Fronteer Financial Holdings and the Seller shall be liable for any charges, costs, expenses and fees incurred by the Buyer and/or Wilton State Bank as a result of Fronteer Financial Holdings default. Fronteer Financial Holdings and the Seller will indemnify and hold the Buyer harmless from any charges, costs, expenses, fees, liabilities, claims, damages, causes of action or losses to the Buyer as a result of Fronteer Financial Holdings' default in making any payment to Wilton State Bank.

          c. The Buyer will execute a second note in favor of Fronteer Financial Holdings (attached hereto as Exhibit "E") in an amount sufficient to cover the cost of anticipated upgrades installed under paragraph 2 above. This note will not exceed the amount actually extended on upgrades or TWO HUNDRED EIGHTY THOUSAND and No/100 DOLLARS ($280,000.00), whichever is less. The Seller is authorized to relinquish and hereby does relinquish, all rights to the proceeds of this Note and assigns all of its rights in this Note to Fronteer Financial Holdings. Fronteer Financial Holdings and the Seller will indemnify and hold the Buyer harmless if there is any claim made against it and/or loss suffered by the Buyer as a result of the assignment of the proceeds of this note. The Buyer shall have the right, in its sole discretion to prepay this Note, without penalty or premium at any time.

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

          d. This note ($280,000), will bear interest at the rate of ten percent (10%) per annum beginning on October 1, 1997. Payments on said note shall be as follows:

               (i) During the months of October and November of 1997, no payments will be made on this note, but interest will accrue at the rate of ten percent (10%) per annum.

               (ii) During the months of December, 1997, through January, 2000, the Buyer shall pay to the Seller payments of THREE THOUSAND and No/100 DOLLARS ($3,000.00) per month on the first day of each month.

               (iii) During the months of February, 2000 through November, 2000, the Buyer shall pay to the Seller payments of EIGHT THOUSAND and No/100 DOLLARS ($8,000.00) per month.

               (iv) During the month of December, 2000, the Buyer shall pay the balance due on the note in a single balloon payment.

          e. At no time during the years 1997, 1998, 1999, or 2000, until the balloon payment is due, shall the total payments pursuant to this paragraph (paragraph 2) exceed $8,000 for any one month. A true and correct copy of the amortization schedule is attached hereto as Exhibit "F" and incorporated herein by reference.

          f. Buyer agrees to assume and pay only those obligations and amounts detailed in Exhibit "B", attached hereto and made a part hereof. Buyer does not assume any debt, liability, payable or obligation of Seller, except as provided in Exhibit "B". All liabilities of whatever type or nature, including but not limited to bank notes, taxes, and debts to vendors and suppliers, which are not listed on Exhibit "B", shall remain and be the obligation of Seller.

     3. Buyer agrees and hereby grants to Seller a security interest in all assets listed in Exhibit "A" and all upgrades purchased by the Seller pursuant to paragraph 2 and agrees to execute any and all necessary documents to perfect the security interest.

     4. ALLOCATION OF PURCHASE PRICE: The purchase price of the assets purchased from Seller shall be allocated, as follows:

               Inventory                100%

Each of the parties hereto agrees to report this transaction for federal, state or local government reports as set forth above.

     5. TRANSFER OF ASSETS: Seller shall execute and deliver to Buyer good and sufficient bills of sale to transfer to Buyer title to the purchased assets set forth in Exhibit "A" and all upgrades acquired prior to closing, and Seller shall execute and deliver to Buyer good and sufficient assignments and consents to transfer the contracts, agreements, leases, licenses, permits, consents, authorizations, rights and personal property set forth in Exhibit "B" and acquired prior to closing. Buyer shall receive possession of the purchased assets hereunder at the time of closing. Seller states, and Buyer acknowledges, that a certain lease exists covering equipment to be herein transferred. The Seller represents that said Lease is limited to the Wilton State Bank lease referred to in paragraph 2(b) above. Pay out of this leases is the responsibility of the Seller, and all such equipment shall be transferred by the Seller to the Buyer, free and clear of all liens, attachments and encumbrances




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


(which are limited to the specific leases referenced herein), prior to final payment being made under paragraph 2, above

Until the purchase price is paid in full, Buyer shall not decrease the market value of the purchased assets by damaging, destroying, or encumbering said assets without the written consent of Seller. Nothing in this paragraph shall prevent the Buyer from realizing tax benefits from the purchased assets.

     6. CONTINGENT TAX LIABILITIES: For events occurring prior to closing, if either a federal or state taxing agency shall, through audit or otherwise, determine that there is due any amount owing for income, sales, use, inventory, employment or other taxes of any name or nature from the business and amenities sold and purchased hereunder, the amount of such assessment of tax together with any interest and penalty thereon shall be owed by Seller. Seller shall indemnify and hold Buyer harmless from any and all such amounts of liability.

     7. ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE:

          a. Prior to closing, Seller shall pay all the accounts payable of Seller which were incurred by Seller prior to closing and shall indemnify and hold Buyer harmless from any payment thereof and for any obligation or liability therefore.

          b. Seller shall have and be responsible for Seller's receivables resulting from Seller's business prior to closing.

          c. Seller shall pay and shall indemnify and hold Buyer harmless from any and all debts, accruing or based upon or arising out of facts occurring prior to closing and connected with the business or the operations of Seller.

     8. PRORATIONS: The following shall be prorated between Seller and Buyer as of the date of closing:

          a. Rents, and

          b. Utilities,

     9. COVENANT AGAINST COMPETITION: As part of this sale to Buyer, Seller shall not directly or indirectly, alone or with others, engage in a similar business to that involved in this transaction in any capacity in Bureigh County, Mercer County, Dunn County, or Morton County, North Dakota, for a period of five
(5) years from the date of closing. For purposes of this Agreement, "business similar to that involved in this transaction" includes within its scope the telephone marketing business. This provision shall be void in the event of termination of this Agreement by Buyer.

     10. EFFECTIVE DATE: The effective date of this sale shall be September 15, 1997.

     11. CLOSING DATE AND PLACE: The sale will be closed at Bismarck, North Dakota, on September 15, 1997, (the "closing date") or such other date as the parties may agree upon, provided all of the conditions set forth in paragraph 12 below have been met.

     12. CONDITIONS PRECEDENI' TO CLOSING: Buyer's obligations under this Agreement are subject to the following conditions, which must be met at or before the closing date:

          a. The lease for the premises in which the telemarketing firm is located in Halliday, North Dakota, shall be assigned to the Buyer by the Seller, and Seller shall deliver to Buyer a fully executed assignment.


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

          b. The lease for the premises in which the telemarketing firm is located in the City of Flasher, North Dakota, shall be assigned to the Buyer by the Seller, and Seller shall deliver to Buyer a fully executed assignment.

          c. Seller shall execute and deliver to Buyer general warranty, bills of sale, inventory, contracts, and rights described and attached hereto as Exhibit "G." These bills of sale transfer title to the purchased assets to the Buyer as of the closing date.

          d. Buyer shall acquire and use the 1-800 telephone numbers assigned to the Seller, and Seller shall deliver to Buyer the documentation deemed necessary by Buyer to transfer said telephone numbers to Buyer.

          e. Seller shall have substantially complied with and performed without deviation materially adverse to Buyer all of the agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the closing.

          f. The representations made by Seller in this Agreement shall be true and correct in all material respects on and as of the closing as though made on and as of the closing.

          g. Buyer shall have substantially compiled with and performed without deviation materially adverse to Seller all of the agreements and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the closing.

          h. Seller shall lend every reasonable effort to assist Buyer in obtaining full and complete contracted agreements with Seller's suppliers and vendors, licensors, landlords, and the Cities of Bismarck, Halliday, and Flasher, North Dakota, as well as all other licensing authorities.

          i. The representations made by Buyer in this Agreement shall be true and correct in all material respects on and as of the closing as though made on and as of the closing.

          j. Buyer is reasonably able to confirm that the Purchased Assets are operational.

          k. Seller shall execute such other documents and take such additional actions on the Closing Date and at such other times and places before or after the Closing Date as Buyer may reasonably request for the purpose of carrying out the provisions and transactions contemplated by this Agreement.

     13. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS: Seller represents, warrants and covenants, as follows:

          a. Seller has good title to all of the assets, described in Exhibits "A" and "B" in this Agreement, and the same are or will be at closing date, free and clear of all liens, attachments and encumbrances, with the exception of the lease described in paragraph 5, above.

          b. There are no claims, disciplinary proceedings, notices to initiate litigation, litigation, judgments, orders, investigations, or other proceedings pending or threatened against or relating to Seller or title or interest in any of the Purchased Assets, intended to be sold, transferred or assumed hereunder, or which would materially affect the ownership, use or operation of same by Buyer, and, to the best of Sellers knowledge after diligent inquiry, there is no basis therefor.

          c. Seller has paid, or will have paid, by the closing date, all taxes, or other charges assessed to the effective date with respect to the property and assets to be transferred or assigned hereunder.

          d. The property and assets intended to be sold, transferred or assigned hereunder are in good operating condition, ordinary wear and tear excepted.

          e. Seller warrants that it has filed all federal income tax and all excise, sales and income tax returns for the State of North Dakota, and all state and local tax or employment reports and all other tax returns which are required to be filed and that such returns are accurate and complete.

          f. No representation or warranty made by Seller hi this Agreement, or any statement or certificate furnished or to be furnished by Seller in connection with the transaction contemplated, contains or will contain any untrue statement, nor shall Seller omit to state a material fact necessary to make the statements contained therein not misleading.

          g. All employees of Seller, including but not limited to, those either directly employed by Seller or hired by or through a third party for Seller or for Seller's benefit, shall be terminated as of 12:01 a.m., on the closing date. Seller shall be responsible for all taxes, employees' costs, wages, salaries, benefits, workers' compensation and unemployment compensation premiums, charges and claims to the closing date. Buyer shall retain those employees of its choosing and be responsible for all taxes and employee benefits thereafter.

          h. All rental payments on the leases which are due and owing or will be due and owing to the date of closing, have been or will be paid by Seller. All leases are in full force and effect and are enforceable in accordance with their terms, no party thereto is in material default or breach thereunder, and the Seller has not received or sent notice of breach or default thereunder.

          i. Seller will not, between the date hereof and closing, or any management period, without Buyer's prior written consent:

               (i) Mortgage, pledge or subject to lien, charge or otherwise encumber the assets, inventory, rights, contracts or personal property sold, transferred or assigned hereunder; or,

               (ii) Sell  or  transfer  any of the  assets,  inventory,  rights, contracts and personal property sold, transferred or assigned hereunder except for trade-in-stock sold in the normal course of business.

          j. All utilities, amenities, and personal property shall be in good working condition at the closing and shall be in substantial compliance with applicable fire, zoning, building code, health or labor regulations. That Seller has not received any formal notification of any kind of any defects or deficiencies in said equipment, assets and personal property from any source which have required repair and have not been repaired.

          k. Without material omission, the inventory furnished by Seller to Buyer represents a true and accurate description of all of the tangible personal property currently used exclusively in the business.

          l. All contracts, agreements, commitments and understandings, if any, in connection with or relating to the present or future operation of the business are listed in Exhibit "B". Seller is not now and at the closing will not be in default under any of the contracts assigned to Buyer under this Agreement and all are assumable by Buyer on the same terms and conditions available to Seller.

          m. Seller now has in force adequate fire and liability insurance and will obtain such insurance until the closing. In the event of a claim, proceeds shall first be used to replace the lost or damaged item or items.

          n. There is no litigation or claim pending or to the knowledge of Seller or their agents, threatened against Seller which might have a material adverse effect upon the rights, title or interest of Seller in the property and assets to be transferred hereunder or the ownership, use or possession of the business or said property and assets by Buyer.

          o. On closing all tax assessments on the business or its assets or property will be paid, and there will be no tax liens on any property being transferred by this Agreement. Seller has received no notice of any dispute.

          p. This Agreement and transaction will not put Seller in default of any loan agreement, on closing, or thereafter and Seller will not default on any obligations after the Closing Date which relate to and/or effect Buyer's title to, and/or right or possession of the Purchased Assets.

          q. Exhibits "A" and "B" list all personal and other property used by the business. All such property is in good and marketable condition and can be used for its intended function in the operation of the business.

          r. The business is in compliance with all applicable fire, zoning, health, building, labor, and federal, state and local laws and regulations, and Seller has no notice of any violation.

          s. Seller has received no notice of any action or government proceedings in eminent domain or otherwise, which would affect the subject property, nor does Seller know of the existence of any fact which night give rise to such proceedings.

          t. Neither Seller, nor the subject property, has any obligations under any employment, maintenance, management or service contract, except as expressly set forth herein.

          u. Seller shall continue to operate business in a normal, professional and customary manner until closing, and during a management period, if any, but Seller shall not substantially increase trade-in-stock, inventory, or assets without the written consent of Buyer.

          v. The income tax returns, tax statements, sales information and other information provided to Buyer, are true, accurate and as represented by Seller.

          w. Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the State of North Dakota, and has all requisite corporate power and authority to enter into this Agreement. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

          x. The execution, delivery, and performance of this Agreement by Seller do not will not (1) violate any law, regulation, or statute applicable to Seller; (2) require the consent, waiver, approval, license or authorization of, or filing with, any person or entity other than the consent of third parties to leases; or (3) conflict with or result in a breach or termination of, constitute a default under, or result in the creation of any lien charge, or encumbrance upon any of the assets of Seller pursuant to any provision or security interest, or other agreement or instrument, or any order, judgment, decree or any other restriction of any kind or character, to which Seller is a party or by which Seller or its assets may be bound.

          y. The sale and transfer of the Purchased Assets will not render Seller insolvent (within the meaning of the Uniform Fraudulent Conveyance Act or 11 U.S.C., Sections 101(31).

          z. Seller shall have the obligation to notify Buyer immediately upon Seller's default of any obligation under, relating to and/or affecting this Agreement or Buyer's right, title to or interest in the Purchased Assets.

     14. LIABILITIES: Buyer is assuming none of Seller's obligations, debts, liabilities or payables, except those under contracts attached as Exhibit "B".

     15. CASUALTIES: The risk of loss or damage by file, windstorm, or other casualty to the assets, inventory and personal property to be sold, transferred or assignment hereunder shall be upon Seller until closing. If any destruction, loss or damage prior, to the closing date, to the assets of Seller to be sold, transferred or assigned hereunder is suffered or sustained, then Buyer shall have the right, upon written notice to Seller, to terminate or renegotiate this Agreement. In the event Buyer elects not to terminate and the property is not completely repaired, replaced, or restored prior to the designated date of closing, Buyer may elect to postpone the closing date until such time as repairs or restorations are completed, or to accept the property in its then condition, in which event Seller shall assign to Buyer all the applicable insurance coverage or proceeds.

     16. INDEMNIFICAI'ION BY SELLER: Seller shall indemnify and hold Buyer harmless against any and all liabilities, obligations, claims, debts or damage arising out of or related to the operation or ownership of the purchased assets, or any operations, of Seller prior to closing, or the default of the Seller and/or Fronteer Financial Holdings of any obligation set forth herein after the closing date.

Should any claim covered by the foregoing indemnity be asserted against Buyer, Buyer shall notify Seller promptly and give Seller all opportunity to defend same, and Buyer shall extend reasonable cooperation to Seller in connection with such defense. In the event Seller fails to defend the same within a reasonable length of time, Buyer shall be entitled to assume the defense thereof at the Seller's cost.

     Seller shall also indemnify and hold Buyer harmless with respect to any and all claims, losses, judgments, orders, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitations, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "loss"), reasonably incurred by Buyer in connection with or as a result of each and all of the following, (a "breach"):

          a. Any misrepresentation or breach of any representation or warranty in this Agreement made by Seller.

          b. The breach by Seller and/or Fronteer Financial Holdings, of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by, related to and/or dependent on this Agreement;

          c.  Any  misrepresentation   contained  in  any  written  document  or
     certificate furnished by the Seller pursuant to this Agreement or in connection with the transaction contemplated by this Agreement; and

          d. Any action, liability or loss relating to and/or arising out of any contract or arrangement, third party or otherwise (including leases encumbering or relating to the Purchased Assets), to which Seller and/or Fronteer Financial Holdings is a party relating to the conduct of business or performance of obligations under this Agreement by Seller before, on or after the Closing Date.

Any such liability, deficiency or indemnity, shall be paid by the indemnifying party within 30 days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or loss find provides the indemnifying party with documentation demonstrating that the indemnifying party has incurred such liability or loss.

     Whenever any claim shall arise for indemnification, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claims.

     If a claim by a third party is made against the indemnified party, and if such indemnified party intends to seek indemnity with respect thereto, the indemnified party shall promptly (and in any case within 30 days of such claim being made) notify the indemnifying party of such claim. The indemnifying party shall have 30 days after receipt of' such notice, or earlier depending on the circumstances, to undertake, conduct and control through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnifyed party shall cooperate with it in connection therewith.

     So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnify therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, or at any time indemnifying party fails to indemnity or undertake the defense of indemnified party, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying party.

     All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnified's liability.

     17. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the heirs, legal representative, successors, and assigns of the parties and shall not be assigned, transferred or conveyed without the written consent of Seller until such time that payment in full has been made. In the event that Buyer assigns this Agreement or causes the assets, inventory or personal property to be transferred to some other person, entity, or corporation, the rights of Buyer hereunder may be enforced by such other person, entity or corporation in his or its own right.

     18. CONSTRUCTION: This Agreement shall be construed and enforced in accordance the laws of the State of North Dakota and Buyer consents to venue in the State of North Dakota of any action to enforce this Agreement,

     19. NOTICE: All notices and other communications required hereunder shall be validly given if sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     TO SELLER:     Dennis Olson
                         P.O. Box 5542
                         Bismarck, ND  58502-5542

     TO BUYER:      Robert Schuman
                         Contact America
                         7777 Girard Avenue
                         Suite 206
                         LaJolla, California  92037

The parties may from time to time notify one another in writing of changes of address.

     20. SURVIVAL: The terms, provisions, representations, warranties, covenants and agreements of the parties in this Agreement and those delivered in connection with the closing of the transaction contemplated herein shall survive the closing.

     21. BUYER'S REMEDIES: Buyer shall have all of his remedies in law and equity, and such remedies shall be cumulative and not exclusive. Seller and Buyer recognize that the assets to be purchased hereunder may be inadequate to place Buyer in the position he would have been in had this Agreement been fully performed, and therefore Buyer shall also have the right to obtain specific performance of Seller's obligations pursuant to this Agreement. Seller does hereby consent to the remedy of specific performance upon a breach of this Agreement.

     22. SELLER'S REMEDIES: Seller shall have all of his remedies at law and in equity and such remedies shall be cumulative and not exclusive. In the event of breach of this Agreement by Buyer, Buyer shall have thirty (30) days to cure that breach. If Buyer breaches the payment provisions contained in paragraph 2, Buyer shall be assessed a $50 per day late fee after the fifth day. Within three
(3) days after payment is past due, Seller will notify Buyer that payment is late. Should the default not be cured by payment required under this Agreement and all penalties after thirty (30) days, Seller, by notice to Buyer, may declare the Agreement breached and accelerate payment and demand immediate and full payment of the purchase price. Upon breach and failure to cure, Buyer shall return to Seller all assets, property and rights purchased pursuant to the Agreement and replacements thereto. The parties agree that actual damages in the event of breach would be impractical and extremely difficult to fix and therefore agree that the payment to date of default made by Buyer shall be presumed to be sustained by a breach and in the event of a breach, the parties agree Seller shall be entitled to retain all payments made prior to default as liquidated damages.

     23. INSURANCE: Buyer shall maintain in full force and effect adequate fire, casualty and liability insurance and shall maintain such insurance until payments under the Agreement have been made in full. Buyer shall provide proof of insurance to Seller within 30 days after closing and yearly thereafter until payment is made in full pursuant to the Agreement. Buyer shall name Seller as an additional insured under the policies and, should a loss occur, the necessary repairs as a result of the loss shall be made. If the insurance proceeds exceed the cost of repair, any excess will be paid to Buyer. Should Buyer elect not to repair, the insurance proceeds will be paid to Seller in amounts not to exceed the total amount then owing.

     24. COSTS AND FEES: In the event any party initiates an action to enforce its rights under this Agreement, or for the breach of any provision of this Agreement, the prevailing party shall recover from the non-prevailing party its expenses, court and/or arbitration costs, including taxed and untaxed costs, and reasonable attorney's fees whether suit or arbitration be brought or not (collectively referred to as "Expenses"). All such Expenses shall bear interest at the highest rate allowed under the laws of the State of North Dakota from the date the prevailing party paid such Expenses until the date the non-prevailing party repays such Expenses.

     25. GENERAL PROVISIONS:

          a. Time is of the essence of this Agreement and each and every term and provision herein.

          b. This instrument contains the entire Agreement of the parties relating to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter hereof which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

          c. The waiver of any of the provisions of this Agreement shall only be effective if in writing and then only as to the particular instance involved. The waiver of breach of any term of condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

          d. The paragraph headings as used herein are for ease of reference only, and are not to be considered in the construction of this Agreement.

          e. Should any provision of this Agreement or any portion thereof be held to be void or unenforceable, the remaining provision or provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions or portions thereof were deleted.

          f. As used herein the masculine, feminine or neuter gender, the singular or plural number, shall each be allowed to include the others whenever the context so indicates.

Entered into at Bismarck, North Dakota, the day and date first written above.

BUYER:                                           SELLER:

CONTACT AMERICA                                  FRONTEER MARKETING GROUP, INC.



By: /s/ Robert Schuman                           By: /s/ Dennis Olson
   ------------------------------------             ----------------------------
   Robert Schuman                                   Dennis Olson
Its:  President                                  Its:  President